The Taiwan Fund, Inc.
File Number 811-4893
CIK Number 0000804123
Item 77 C


Results of Annual Stockholder Meeting Voting Held January 12, 2009, February 3, 2009, February 10, 2009, February 23, 2009 and March 24, 2009

1.    Election of Directors   The stockholders of the Fund elected Bing
Shen, Benny T. Hu, Harvey Chang, Christina Liu, Joe O. Rogers, Michael
F. Holland, M. Christopher Canavan, Jr. and Anthony Kai Yiu Lo to the Board of Directors to hold office until their successors are elected and qualified.

      Director                 Votes cast       Votes withheld
                               For

      Bing Shen                14,796,944       423,068
      Benny T. Hu              13,453,878       1,766,134
      Harvey Chang             14,605,406       614,606
      Christina Liu            14,799,941       420,071
      Joe O. Rogers            13,467,717       1,752,295
      Michael F. Holland       14,623,955       596,057
      M. Christopher Canavan,  14,820,458       399,554
      Jr.
      Anthony Kai Yiu Lo       14,799,615       420,397

2.    Approval of New Form of Discretionary Investment Management
Agreement   The stockholders of the Fund approved a new form of
Discretionary Investment Management Agreement between the Fund and HSBC Global Asset Management (Taiwan) Limited, the Funds current Adviser.

      For            Against        Abstain        Non-votes
      9,502,095      1,543,128      93,937         4,731,512